Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Third Amendment”) is made and entered into as of the 31st day of December, 2008, by and among

(i) RADIAN GROUP INC., a Delaware corporation, and its successors and assigns (the “Borrower”);

(ii) THE FINANCIAL INSTITUTIONS as signatory lender parties hereto and their successors and assigns (collectively, the “Lenders”, with each individually a “Lender”);

(iii) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent for the Lenders under the Credit Agreement (as defined below), and its successors and assigns (the “Administrative Agent”); and

(iv) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lender Parties, as defined in the Credit Agreement, and its successors and assigns (the “Collateral Agent”).

Recitals:

A. The Borrower, the Lenders, the Administrative Agent and certain other parties are the parties to that certain Credit Agreement dated as of December 13, 2006, as amended by that certain Limited Conditional Waiver Agreement dated April 9, 2008, that certain First Amendment to Credit Agreement dated as of April 30, 2008 and that certain Second Amendment to Credit Agreement and Consent dated as of August 6, 2008 (collectively, the “Credit Agreement”), pursuant to which, inter alia, the Lenders agreed, subject to the terms and conditions thereof, to advance Loans (as this and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement) to the Borrower.

B. As of the date hereof, the aggregate unpaid principal balance of Revolving Loans is One Hundred Fifty Million Dollars ($150,000,000).

C. The Borrower has requested certain modifications to the Credit Agreement, and, subject to the terms and conditions of this Third Amendment, the Lenders have agreed to grant such request.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, intending to be legally bound, hereby agree as follows:

1. Amendments to Credit Agreement.

(a) Effective as of the Third Amendment Effective Date (defined below), the aggregate amount of the Commitments shall be reduced permanently from $150,000,000 to $100,000,000, and the last sentence of the definition of “Commitment” in Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended and restated in its entirety to provide: “The aggregate amount of the Commitments as of the Third Amendment Effective Date is $100,000,000.”

(b) The amount of each Lender’s Commitment as of the Third Amendment Effective Date is set forth on the amended and restated Schedule 2.01(a) hereto, which hereby replaces the existing Schedule 2.01(a) to the Credit Agreement.

(c) The following proviso is added to the end of the definition of “Change in Control” in Section 1.01 (Defined Terms) immediately preceding the period:

provided, that the issuance of TARP Interests shall not be deemed to cause a Change in Control.

(d) The definition of “Consolidated Net Worth” in Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Consolidated Net Worth” means, as at any date of determination after September 30, 2008, the remainder of (a) all Consolidated Assets as of such date, minus (b) all Consolidated Liabilities as of such date, but (i) without giving effect to Derivative Assets and Derivative Liabilities, Accumulated Other Comprehensive Income and the component of Net (Losses) Gains on Other Financial Instruments as disclosed on the Borrower’s most recent Consolidated Statements of Operations that represents gains (losses) for those financial instruments that were not sold or impaired and (ii) without giving effect to any gain or loss by reason of the sale of all or any portion of the stock of Radian Asset Assurance Inc. and, if the stock of Radian Asset Assurance Inc. is sold, Radian Asset Securities Inc., or the sale of all or any portion of the Equity Interests of Sherman. As used in this definition, the terms “Derivative Assets”, “Derivative Liabilities”, “Accumulated Other Comprehensive Income” and “Net (Losses) Gains on Other Financial Instruments” shall be determined in accordance with GAAP and shall be used consistently with the use of such terms in the financial statements of the Borrower as of September 30, 2008 delivered pursuant to Section 5.01.

(e) The following sentence is added to the end of the definition of “Net Proceeds” in Section 1.01 (Defined Terms):

By way of clarification, the cancellation of Debt in exchange solely for the issuance of Equity Interests in the Borrower or any of its Subsidiaries shall not be construed to be Net Proceeds.

(f) The following provisions are added to Section 1.01 (Defined Terms), at the appropriate alphabetical order, as new defined terms thereunder:

“Benchmark Shared Expense Reimbursement Arrangement” means the Borrower’s shared expense reimbursement arrangement with its Insurance Subsidiaries as in effect on the First Amendment Effective Date, as it may from time to time be modified with the written consent of the Administrative Agent, which consent the Administrative Agent will grant so long as it determines that such modification will not adversely affect the interests of the Lender Parties (it being intended hereby that if any such modification is made without such consent, the Benchmark Shared Expense Reimbursement Arrangement shall be such arrangement as it was in effect prior to such modification).

“TARP Interests” means any Equity Interests, convertible, trust preferred and other so-called ‘hybrid’ securities or Debt securities issued by or other such Debt incurred by the Borrower or one or more of its Subsidiaries to the United States (or other Governmental Authority of the United States, any of its states, or any of their respective political subdivisions) pursuant to the Troubled Assets Relief Program of the Emergency Economic Stabilization Act of 2008 (Public Law No. 110-343) or a similar program of the United States, any of its states, or any of their respective political subdivisions.

“Third Amendment Effective Date” means the “Third Amendment Effective Date” as defined in the Third Amendment to this Agreement dated December 31, 2008.

(g) The definitions of “Swingline Exposure”, “Swingline Lender” and “Swingline Loan” are hereby deleted in their entirety from Section 1.01 (Defined Terms); and each other reference in the Credit Agreement to any of such defined terms shall be deemed deleted and of no further effect.

(h) Section 2.04 (Swingline Loans) is hereby amended and restated in its entirety to provide as follows:

Section 2.04. [Reserved]

(i) Section 2.09(d) (Termination or Reduction of Commitments) is amended and restated in its entirety to provide as follows:

(d) The Commitment of each Lender shall be reduced permanently, without premium or penalty, at the time that any mandatory prepayment of Revolving Loans would be made from the Net Proceeds of a Prepayment Sale, pursuant to clause (x) of Section 2.11(b)(ii)(A), if the Revolving Loans of such Lender were then outstanding in the full amount of such Lender’s Commitment then in effect, in an amount equal to the required prepayment of principal of such Lender’s Revolving Loans that would be required to be made in such circumstance. Any such reduction shall apply to reduce proportionately and permanently the Commitment of each of the Lenders. The Borrower will provide at least three Business Days’ (or such shorter period to which the Administrative Agent may in its discretion agree in writing) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent of any reduction of the Commitments pursuant to this Section 2.09(d), specifying the date and amount of the reduction.

(j) Paragraph (ii)(A) of Section 2.11(b) (Mandatory Prepayments) is hereby amended and restated in its entirety to provide as follows:

(ii)(A) If at any time: the Borrower or any Subsidiary (for the purposes of this clause (A), the “Initial Subsidiary”) (x) receives Net Proceeds of a Prepayment Sale, or (y) receives Net Proceeds of any sale or issuance of Equity Interests, convertible, trust preferred and other so-called ‘hybrid’ securities, or Debt securities or other incurrence of Debt of the type described in clauses (a) and (b) of the definition of such term, other than (I) Debt under this Agreement, (II) all net obligations of the Borrower or any Subsidiary under any Hedging Agreement, (III) Debt of the Borrower or any Subsidiary to any Subsidiary or the Borrower, (IV) Debt permitted pursuant to Section 6.01 of this Agreement (other than pursuant to clause (ix) thereof), (V) Equity Interests issued to (present or former) management personnel, directors, consultants, or advisors of, or pursuant to an employee incentive plan of, the Borrower or a Subsidiary, (VI) Equity

Interests issued to the Borrower or a Subsidiary, (VII) Equity Interests issued by Radian Asset Securities Inc. (or by another Subsidiary serving an equivalent function) of its perpetual preferred Equity Interests (or similar securities) pursuant to a ‘put’ to a money market committed preferred custodial trust affiliated with the Borrower’s auction rate money market trust preferred ‘soft capital’ program (as more fully described in the last proviso of Section 6.05) and (VIII) TARP Interests, then, in the case of either clause (x) or (y) above, immediately upon receipt thereof, the Borrower shall pay to the Administrative Agent, an amount equal to 100% of the Net Proceeds from such sale, issuance, incurrence or Prepayment Sale (or such lesser amount that is sufficient to pay in full the Total Outstanding Amount on such date), which payment shall be applied as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11; provided however, that if the Initial Subsidiary or any Subsidiary that is the direct or indirect parent of such Initial Subsidiary (an “Intervening Subsidiary”) is an Insurance Subsidiary, the amount of such prepayment shall be reduced by the portion of such Net Proceeds that, if paid by, as applicable, the Initial Subsidiary or an Intervening Subsidiary to, as applicable, the Borrower or an Intervening Subsidiary as a dividend or other distribution or expense reimbursement, would (1) violate any Applicable Regulatory Law (as defined in the Facility Security Agreement) or contravene any directive of an Applicable Insurance Regulatory Authority for the Initial Subsidiary or such Intervening Subsidiary or (2) in the judgment of the Administrative Agent, based on evidence provided to the Administrative Agent by the Rating Agencies, cause a material adverse effect on the financial strength rating of, as applicable, the Initial Subsidiary or such Intervening Subsidiary.

(k) The following provision is added as a new paragraph (ii)(D) to Section 2.11(b) (Mandatory Prepayments):

(D) Without duplication of any prepayments provided above in this Section 2.11, at any time that the Borrower receives a dividend or other distribution in cash or cash equivalents in respect of its Equity Interest in an Insurance Subsidiary or Radian Asset Management Inc. (“RAMI”), immediately upon receipt thereof, the Borrower shall pay to the Administrative Agent an amount equal to (x) in the case of a dividend or distribution from an Insurance Subsidiary, 100% of the amount so received and (y) in the case of RAMI, an amount equal to the excess of (I) the amount so received over (II) the amount of federal, state or other tax liability of the Borrower (or, if such tax liability is not then susceptible of final determination, the amount of the Borrower’s reasonable and good faith estimate of such tax liability) attributable to the Borrower’s interest in RAMI or RAMI’s interest in Sherman (whether or not then due and payable, but without duplication of any amounts for tax liability of RAMI netted pursuant to the immediately following sentence), which payment shall be applied as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11. The Borrower agrees that if RAMI receives a dividend or other distribution in cash or cash equivalents in respect of its Equity Interest in Sherman, the Borrower will cause RAMI to dividend or distribute the same to the Borrower promptly, and in any event within three (3) Business Days, following RAMI’s receipt thereof, net of the amount of federal, state or other tax liability of RAMI (or, if such tax liability is not then susceptible of final determination, the amount of RAMI’s reasonable and good faith estimate of such tax liability) attributable to RAMI’s interest in Sherman (whether or not then due and payable, but without duplication of any amounts for tax liability of the Borrower deducted pursuant to the immediately preceding sentence).

(l) Section 3.04(b) (Financial Statements; No Material Adverse Change) is hereby amended and restated in its entirety to provide as follows:

(b) Since September 30, 2008 (and, commencing on and after the date of delivery of the Borrower’s audited financial statements for Fiscal Year 2008 pursuant to Section 5.01(i), since the last day of the Fiscal Year in respect of which the Borrower has delivered audited financial statements pursuant to Section 5.01(i)) there has been no material adverse change in the business, operations, properties, assets, or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(m) Clause (ii) of Section 6.01(a) (Debt) is hereby amended and restated in its entirety to provide as follows:

(ii)(A) Debt owing to the Bond Parties and (B) Debt owing under or pursuant to any TARP Interest;

(n) Section 6.06 (Restricted Payments) is hereby amended and restated in its entirety to provide as follows:

Section 6.06. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (other than Excluded Personnel Payments), or incur any obligation (contingent or otherwise) to do so, unless (a) both immediately before and immediately after giving effect to such Restricted Payment, no Default shall have occurred and be continuing, and (b) the sum of (i) the amount of such Restricted Payment and (ii) all other such Restricted Payments made by the Borrower in the then current Fiscal Year does not exceed an amount equal to the Permitted Annual Dividend.

As used in this Section 6.06:

(1) the term “Permitted Annual Dividend” means, for any Fiscal Year, an amount equal to:

(A) the aggregate of one-fourth of one cent ($0.0025) per share of the Borrower’s issued and outstanding common stock (other than common stock that constitutes any portion of TARP Interests) as of the one ‘ex dividend’ date for each of the Fiscal Quarters of such Fiscal Year; provided, that in the event that the number of outstanding shares is increased or decreased after December 19, 2008 in connection with any share split, share dividend, reverse share split or other similar event (other than Excluded Additions), then such one-fourth of one cent ($0.0025) per share shall be proportionately and equitably adjusted to reflect the same, plus

(B) the aggregate of one cent ($0.01) per share of the Borrower’s preferred stock issued and outstanding after the Third Amendment Effective Date that is issued for a price per share at least equal to the price per share for which the Borrower’s common stock would then be issued (other than preferred stock that constitutes any portion of TARP Interests); provided, that in the event that the number of outstanding shares is increased or decreased after the Borrower’s issuance of such preferred stock in connection with any share split, share dividend, reverse share split or other similar event (other than Excluded Additions), then such one cent ($0.01) per share shall be proportionately and equitably adjusted to reflect the same, and plus

(C) Restricted Payments in respect of any TARP Interests required to be paid in such Fiscal Year;

(2) the term “Excluded Additions” shall mean any and all of (A) Equity Interests issued to (present or former) management personnel, directors, consultants, or advisors of, or pursuant to an employee incentive plan of, the Borrower or any Subsidiary, (B) Equity Interests issued for cash or in exchange for the cancellation of Debt of the Borrower after December 19, 2008 and (C) TARP Interests; and

(3) the term “Excluded Personnel Payments” shall mean purchases, redemptions, retirements, cancellations or terminations of Equity Interests in connection with any (present or former) management personnel, directors, consultants, or advisors or pursuant to an employee incentive plan of the Borrower or any Subsidiary so long as the aggregate amount paid in cash or cash equivalents by the Borrower (as distinct from a Subsidiary) in respect of all such purchases, redemptions, retirements, cancellations or terminations does not exceed, in any Fiscal Year, $1,000,000 in excess of such amounts, if any, of shared expense reimbursement payments received in cash by the Borrower during such Fiscal Year in respect of such purchases, redemptions, retirements, cancellations or terminations from Subsidiaries, which payments, to the extent required by applicable law, have been approved by the Applicable Insurance Regulatory Authorities.

By way of clarification and not limitation, (I) it is the intention of clause (1)(A), above, that, except for increases to reflect Excluded Additions, Restricted Payments by the Borrower in any Fiscal Year under said clause (1)(A) shall not in the aggregate exceed or be required to be less than an amount equal to one cent, multiplied by the number of shares of the Borrower’s common stock issued and outstanding on December 19, 2008 (plus any Restricted Payments in respect of preferred stock and TARP Interests paid pursuant to clauses (1)(B) and (1)(C), above); and (II) nothing in this Section 6.06 shall prohibit a dividend, distribution or other payment in the form of Equity Interests of the Borrower, it being understood, however, that any such dividend, distribution or payment made as part of a share split, share dividend or similar type of transaction (other than Excluded Additions) would be subject to the adjustment requirement set forth in the provisos to clauses (A) and (B) of the definition of Permitted Annual Distribution, above.

(o) The following proviso is added to the end of Section 6.07(b) (Amendment of Indentures; Prepayments) immediately preceding the period:

provided, that the cancellation of Debt under any one or more of the 2001 Indenture, the 2003 Indenture and the 2005 Indenture in exchange solely for the issuance of Equity Interests in the Borrower or any of its Subsidiaries shall not be construed to be a prepayment prohibited or restricted by this Section.

(p) Section 6.08 is hereby amended and restated in its entirety to provide as follows:

Section 6.08. Investments, Loans, Advances and Guarantees. Notwithstanding anything to the contrary in this Article 6, the Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, hold or acquire any Equity Interest in or evidence of Debt or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, Radian Asset Assurance Inc. or Radian Asset Securities Inc., other than any of the foregoing that were in existence as of November 30, 2008; provided, that payment by Radian Asset Securities Inc. (or by another Subsidiary serving an equivalent function) to Radian Asset Assurance Inc. of the proceeds of the sale of the perpetual preferred Equity Interests (or similar securities) of Radian Asset Securities Inc., and the issuance of Equity Interests by Radian Asset Assurance Inc. to Radian Asset Securities Inc., in each case pursuant to a ‘put’ to a money market committed preferred custodial trust affiliated with the Borrower’s auction rate money market trust preferred ‘soft capital’ program as it exists on the First Amendment Effective Date (or to another trust or Person under a similar program) shall be excluded from the restrictions of this Section 6.08.

(q) Section 6.09 (Consolidated Net Worth) is hereby amended and restated in its entirety to provide as follows:

Section 6.09. Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) the Stated Minimum at such time and (b) an amount equal to seventy-five percent (75%) of the aggregate amount of Net Proceeds (to the extent that, pursuant to GAAP, such Net Proceeds result in an increase in Consolidated Net Worth) of any and all sales or issuances of Equity Interests or convertible, trust preferred and other so-called ‘hybrid’ securities (other than to the Borrower or a Subsidiary) made after the First Amendment Effective Date (but only to the extent that such convertible, trust preferred and other so-called ‘hybrid’ securities do not comprise part of the Consolidated Liabilities); provided that the Net Proceeds of the sale or issuance by Radian Asset Securities Inc. (or by another Subsidiary serving an equivalent function) of its perpetual preferred Equity Interests (or similar securities) pursuant to a ‘put’ to a money market committed preferred custodial trust affiliated with the Borrower’s auction rate money market trust preferred ‘soft capital’ program as it exists on the First Amendment Effective Date (or to another trust or Person under a similar program) shall not be included under this clause (b) to the extent, if any, that such Net Proceeds represent an asset theretofore included in Consolidated Assets. As used in this Section 6.09, the term “Stated Minimum” shall mean (i) during the period through and including June 30, 2009, One Billion Five Hundred Million Dollars ($1,500,000,000), (ii) during the period commencing July 1, 2009 through and including December 31, 2009, One Billion Two Hundred Fifty Million Dollars ($1,250,000,000), and (iii) during the period from and after January 1, 2010, One Billion Dollars ($1,000,000,000).

(r) Section 6.10(b) (Total Debt to Total Capitalization Ratio) is hereby amended and restated in its entirety to provide as follows:

(b) [Reserved]

(s) Paragraph (m) of Article 7 (Events of Default) is hereby amended and restated in its entirety to provide as follows:

(m) either (i) any Material Insurance Subsidiary or its assets shall become subject to a consent order, final order, corrective, injunctive or restraining order or similar document or agreement issued in writing by its Applicable Insurance Regulatory Authority, which (A) cites or otherwise references such Material Insurance Subsidiary’s failure to meet or maintain minimum levels of statutory capital or surplus, (B) prohibits such Material Insurance Subsidiary from writing, underwriting, assuming, or reinsuring further business or (C) otherwise prohibits or materially restricts any of the core business activities of such Material Insurance Subsidiary (including but not limited to mortgage insurance and reinsurance businesses), and such consent order, final order, corrective, injunctive or restraining order or similar document or agreement remains in effect and is unsatisfied or uncorrected for more than five (5) Business Days or such longer period as may be specified, if any, in the relevant order or agreement delaying the effectiveness thereof, and, as to each of (A), (B) and (C), above, the Borrower’s shared expense reimbursement payments from its Subsidiaries payable and paid thereafter fail to equal or exceed 100% of all of the Borrower’s operating expenses and debt service of the type that are covered by the Benchmark Shared Expense Reimbursement Arrangement; or (ii) (A) a consent order, final order, corrective, injunctive or restraining order or similar document or agreement issued in writing by the Applicable Insurance Regulatory Authority of any Insurance Subsidiary or other Governmental Authority having jurisdiction over it, voids, terminates or otherwise causes to be invalid or ineffective, directs or orders be terminated, or otherwise prohibits or suspends the Benchmark Shared Expense Reimbursement Arrangement, or (B) any Material Insurance Subsidiary otherwise fails to pay any shared expense reimbursement payment owing pursuant to the Benchmark Shared Expense Reimbursement Arrangement; or

(t) The Pricing Schedule is amended and restated in its entirety as provided in the Amended and Restated Pricing Schedule attached hereto, which hereby replaces the existing Pricing Schedule. On the Third Amendment Effective Date and until adjusted pursuant to the provisions of the definition of Applicable Rate and the Amended and Restated Pricing Schedule, the Applicable Rate will be determined by reference to Level III Pricing.

2. Amendment Effective Date; Conditions Precedent. The amendments set forth in Paragraph 1, above, shall not be effective unless and until the date on which all of the following conditions precedent have been satisfied (such date of effectiveness being the “Third Amendment Effective Date”):

(a) Officer’s Certificate. On the Third Amendment Effective Date and after giving effect to the amendments set forth in Paragraph 1, above, (i) there shall exist no Default, and a Senior Officer, on behalf of the Borrower, shall have delivered to the Administrative Agent written confirmation thereof dated as of the Third Amendment Effective Date, and (ii) the representations and warranties of the Borrower under Article 3 of the Credit Agreement shall have been reaffirmed in writing as being true and correct in all material respects as of the Third Amendment Effective Date (unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Third Amendment. The Administrative Agent (or its counsel) shall have received from the Borrower and the Required Lenders either (i) a counterpart of this Third Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Third Amendment) that such party has signed a counterpart of this Third Amendment.

(c) Corporate Authorization. The Borrower shall have delivered to the Administrative Agent a copy, certified by its Secretary or Assistant Secretary, of its Board of Directors’ resolutions authorizing the execution and delivery of this Third Amendment and the transactions contemplated hereby.

(d) Prepayment of Revolving Loans. The Borrower shall have deposited with the Administrative Agent, in immediately available funds, for application to the Revolving Loans, such amount as is required to reduce the total outstanding principal amount of the Loans to $100,000,000.

(e) Amendment Fees. The Borrower shall have deposited with the Administrative Agent, for the account of each Lender that enters into to this Third Amendment, by delivery of a signature page at or prior to the time specified by the Administrative Agent, in immediately available funds, an amendment fee equal to one-fourth of one percent (0.250%) of an amount equal to such Lender’s Commitment, as reduced by this Third Amendment.

(f) Arranger Fees; Agent Expenses. The Borrower shall have paid or caused to be paid to (i) KeyBank National Association, in its capacity as lead arranger, for its own account, the fee payable pursuant to the fee letter agreement dated December 16, 2008 and (ii) the Administrative Agent and the Collateral Agent all fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of the Special Counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document or under said fee letter agreement.

(g) Legal Matters. All legal matters incident to this Third Amendment and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, special counsel to the Administrative Agent and the Collateral Agent (the “Special Counsel”).

(h) Other Matters. The Administrative Agent and the Lenders shall have received such other certificates, opinions and documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request.

With respect to the sum deposited with the Administrative Agent for application to the Revolving Loans required by subsection (d) above (the “Deposited Sum”), to the extent, if any, that the application of all or any portion of the Deposited Sum to the Revolving Loans on the Third Amendment Effective Date would cause the Borrower to incur break funding indemnity liability pursuant to Section 2.17 of the Credit Agreement, the Administrative Agent shall hold the Deposited Sum or portion thereof as cash collateral for the ratable benefit of the Lenders and shall not apply the Deposited Sum or portion thereof to the Revolving Loans until the earlier of (i) the earliest date or dates on which the application thereof would not cause the Borrower to incur such liability and (ii) the occurrence of an Event of Default; provided that any Lender may waive any such break funding indemnity in respect of such application to its Revolving Loans pursuant to said subsection (d) (which waiver shall be effected by a writing reasonably satisfactory to such Lender, the Borrower and the Administrative Agent and delivered to the Administrative Agent no later than 2:00 p.m., Prevailing Eastern Time, at least one (1) Business Day prior to the Third Amendment Effective Date), in which case the Administrative Agent shall pay to such Lender its ratable share of the Deposited Sum on the Third Amendment Effective Date (provided, further, that any such waiver by a Lender shall apply only to such Lender and only to the payment received by such Lender pursuant to said subsection (d) and to no other payment made by or on behalf of the Borrower).

3. No Modifications. Except as expressly provided in this Third Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect.

4. Confirmation of Obligations; Release.

(a) The Borrower hereby confirms that the Borrower is indebted to the Lenders for the Loans in the amounts and as of the date set forth in Recital B, above, and is also obligated to the Lenders in respect of other obligations as set forth in the Credit Agreement and the other Loan Documents. The Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender or the Administrative Agent of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by any Lender or the Administrative Agent of the full amount of the Loans and other obligations of the Borrower under the Credit Agreement and the other Loan Documents.

(b) Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender or the Administrative Agent or their enforcement of the Credit Agreement, any note, or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders’ and the Administrative Agent’s entering into this Third Amendment, the Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

5. Administrative Agent’s Expense. The Borrower agrees to reimburse the Administrative Agent promptly for its reasonable documented out-of-pocket costs and expenses incurred in connection with this Third Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of the Special Counsel.

6. Governing Law; Binding Effect. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns.

7. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Third Amendment by delivering by facsimile or email transmission a signature page of this Third Amendment signed by such party, and any such facsimile or email signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or email transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this Third Amendment.

8. Miscellaneous.

(a) Upon the effectiveness of this Third Amendment, this Third Amendment shall be a Loan Document.

(b) The invalidity, illegality, or unenforceability of any provision in or Obligation under this Third Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Third Amendment or of such provision or obligation in any other jurisdiction.

(c) This Third Amendment and all other agreements and documents executed in connection herewith have been prepared through the joint efforts of all of the parties. Neither the provisions of this Third Amendment or any such other agreements and documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this Third Amendment or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Third Amendment and all other agreements and documents executed in connection herewith and therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Third Amendment and all other agreements and documents executed in connection therewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

10. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS THIRD AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS THIRD AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

[No additional provisions are on this page; the page next following is a signature page.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent have hereunto set their hands as of the date first above written.

BORROWER

RADIAN GROUP INC.

By:	/s/ Terry Latimer
Name:	Terry Latimer
Title:	Treasurer and Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and Lender

By:	/s/ Thomas J. Purcell
Name:	Thomas J. Purcell
Title:	Senior Vice President

JPMORGAN CHASE BANK, NA, as Lender

By:	/s/ Mark M. Cisz
Name:	Mark M. Cisz
Title:	Executive Director,
JP Morgan Chase Bank, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Troy Jefferson
Name:	Troy Jefferson
Title:	Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ John E. Burdon
Name:	John E. Burdon
Title:	Sr. Vice President

CITIBANK, N.A., as Lender

By:	/s/ David Mode
Name:	David Mode
Title:	Managing Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ H.G. Wheelock
Name:	H.G. Wheelock
Title:	SVP

FIFTH THIRD BANK, as Lender

By:	/s/ Randolph J. Stierer
Name:	Randolph J. Stierer
Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc, as Lender

By Greenwich Capital Markets, Inc., as agent

By:	/s/ David Howes
Name:	David Howes
Title:	Vice President

Amended and Restated Schedule 2.01(a)

Commitment Schedule

Name of Lender	Commitment
KeyBank National Association	$18,750,000
JPMorgan Chase Bank, NA	$22,500,000
Wells Fargo Bank, National Association	$13,750,000
The Northern Trust Company	$10,000,000
Citibank, N.A.	$8,750,000
Bank of America, N.A.	$8,750,000
The Royal Bank of Scotland plc	$8,750,000
Fifth Third Bank	$8,750,000

Total	$100,000,000

Amended and Restated Pricing Schedule

AMENDED AND RESTATED PRICING SCHEDULE

During the period commencing on the Third Amendment Effective Date through and including December 31, 2009:

Pricing Level	Level I	Level II	Level III
Eurodollar Margin	3.000%	3.400%	3.750%
Base Rate Margin	2.000%	2.400%	2.750%
Facility Fee Rate	0.250%	0.350%	0.500%

During the period from and after January 1, 2010:

Pricing Level	Level I	Level II	Level III
Eurodollar Margin	5.000%	5.400%	5.750%
Base Rate Margin	4.000%	4.400%	4.750%
Facility Fee Rate	0.250%	0.350%	0.500%

For purposes of this Schedule, the following terms have the following meanings:

“Borrower’s Pricing Rating” means, as of any day, the Senior Debt Rating on such day of each of S&P and Moody’s; provided that (i) in the event that on any day the Rating Agencies’ respective Senior Debt Ratings do not both fall into the same Pricing Category set forth below, the Borrower’s Pricing Rating shall be the lower of the two Senior Debt Ratings on such day; and (ii) in the event that, on any day, either of the Rating Agencies shall not then have in effect a Senior Debt Rating, the Pricing Category shall be Pricing Category III. The Pricing Categories shall be re-determined on each day on which occurs an announcement of a change in the Senior Debt Rating issued by either Rating Agency.

“Level I Pricing” applies for any day on which the Pricing Category is I; “Level II Pricing” applies for any day on which the Pricing Category is II; and “Level III Pricing” applies for any day on which the Pricing Category is III.

“Pricing Category” means, for any day, the Pricing Category (I, II, or III) indicated on the table below that corresponds to the Borrower’s Pricing Rating on such day:

Pricing Category	I	II	III
Borrower’s Pricing Rating*	A-/A3 or higher	BBB+/Baa1 and BBB/Baa2	Below BBB/Baa2

“Pricing Level” refers to the determination of which of Level I, Level II, or Level III pricing applies for any day, pursuant to the Pricing Level chart (above) then applicable to the date of determination. Pricing Levels are referred to in ascending order, that is, Level I pricing is the lowest Pricing Level and Level III pricing is the highest Pricing Level.

*	If another statistical rating agency is substituted for Moody’s or S&P pursuant to the definition of “Moody’s” or “S&P”, the equivalent ratings category designations of such substitute Rating Agency shall be substituted for the ratings category designations of, as the case may be, Moody’s or S&P set forth in this table.